EXHIBIT 10.10
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 12th day of September, 2008 by and among American Claims Evaluation, Inc., a New York corporation (“Purchaser”), John Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (the “Majority Shareholder”), Kyle Palin Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (“K. Torrens”), and Carlena Palin Torrens, an individual with an address at 6368 East Seneca Turnpike, Jamesville, NY 13078 (“C. Torrens”). Each of the Majority Shareholder, K. Torrens and C. Torrens are sometimes hereinafter individually referred to as a “Seller” and collectively as the “Sellers”.
RECITALS
          WHEREAS, Interactive Therapy Group Consultants, Inc., a New York corporation (the “Company”) is engaged in the business of providing a comprehensive range of services to children with developmental delays and disabilities (the “Business”) and owns or leases the assets and properties related thereto;
          WHEREAS, the Sellers own fifty one (51) shares of common stock, no par value, of the Company (“Capital Stock”), which represents all of the outstanding shares of capital stock of the Company (collectively, the “Company Shares”); and
          WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, all of the Company Shares, all on the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and other consideration provided for in this Agreement, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
PURCHASE OF COMPANY SHARES AND PURCHASE PRICE
     1.1 Purchase and Sale of Company Shares. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.1), Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of the Company Shares, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (“Liens”).
     1.2 Purchase Price. The consideration for the Company Shares to be acquired (the “Purchase Price”) will be: $570,000.00 (the “Base Purchase Price”) by wire transfer at the Closing, subject to adjustment as provided in Section 1.4 below. The Purchase Price, prior to the adjustment pursuant to Section 1.4, shall be delivered by Purchaser to Sellers at the Closing as follows: (i) $428,529.42 by wire transfer to the Majority Shareholder; (ii) $18,235.29 by wire transfer to K. Torrens; (iii) $$18,235.29 by wire transfer to C. Torrens; and (iv) $105,000.00 paid to the escrow agent pursuant to the Escrow Agreement as provided in Section 1.3 hereof.
     1.3 Escrow. At the Closing, the parties hereto agree to place an aggregate of $105,000 of the Base Purchase Price in an interest bearing escrow account to be held by JPMorgan Chase Bank (the “Escrow Account”) pursuant to the terms of an Escrow Agreement in the form of Exhibit 1.3 attached hereto (the “Escrow Agreement”). The Escrow Account shall secure the Majority Shareholder’s obligation to (i) indemnify Purchaser for amounts paid by the Company in connection with the claim of the New York State Insurance Fund for unpaid worker’s compensation premiums in the amount of $81,354.00 which amounts shall also include any penalties, fines and legal fees incurred by the Company or Purchaser in connection with the payment or settlement of such claim for workers’ compensation premiums (collectively, the “Workers’ Compensation Claim”) and (ii) secure the collectability of the A/R with respect to services rendered in the conduct of the Business prior to the Closing Date (as defined in Section

2.1). For purposes of this Agreement, “A/R” shall mean all accounts receivable, notes, and other amounts receivable, and the proceeds thereof, together with unpaid financing and other charges accrued thereon.
     1.4 Minimum Adjusted Tangible Net Deficiency. The Minimum Adjusted Tangible Net Deficiency of the Company (“Minimum Net Deficiency”), as hereinafter defined, as of the close of business on the Closing Date, shall be $(180,000.00). In the event that the Minimum Net Deficiency is more or less than $(180,000.00), then the Base Purchase Price payable pursuant to Section 1.2 hereof shall be increased or reduced, as the case may be, dollar for dollar, by the amount of any excess or shortfall.
     The Minimum Net Deficiency shall be determined by the firm of Holtz Rubenstein Reminick LLP (“HRR”), the independent public accountants (“Auditing Accountants”), whose determination shall be final and binding, except in the event of manifest error, gross negligence or fraud. The calculation of Minimum Net Deficiency shall be tentatively made (the “Tentative Calculation”) based upon the Company’s unaudited balance sheet for the period ended on the last day of the month immediately proceeding the month in which the Closing Date occurs. Such Tentative Calculation shall be finalized ( the “Final Calculation”) based upon the Company’s audited financial statements for the period ending with the Closing Date as prepared by the Auditing Accountants (the “Closing Balance Sheet”). The Final Calculation shall be prepared and submitted to the parties hereto by such Auditing Accountants within forty-five (45) days after the Closing Date.
     For purposes of this Agreement, the Minimum Net Deficiency shall mean and be computed by the aggregate of the Company’s tangible assets, less all liabilities, fixed or contingent. Such calculation shall be made by the Auditing Accountants in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”) and, to the extent consistent therewith in accordance with the Company’s regular practices and procedures, and further in accordance with, but not limited to, the following:
(i)	Fixed assets, including but not limited to furniture, fixtures, automobiles and machinery and equipment, shall be taken at the value at which these items appear on the Company’s books, less reserves for depreciation and obsolescence;

(ii)	Goodwill and other intangible assets of the Company shall be deemed to be of no value;

(iii)	The value of inventory on hand shall be established by an inventory and shall be valued at the lower cost or fair market value on a first-in, first-out basis;

(iv)	Cash in the bank or on hand shall be taken at face value;

(v)	A/R shall be taken at their net value after setting up reserves for bad debts, if required; and

(vi)	Provision and/or reserves for all liabilities, present or contingent, including taxes shall be made.
     In the event the Minimum Net Deficiency is less than $(180,000.00), then, within fifteen days of delivery of the Closing Balance Sheet, Purchaser shall pay Sellers an amount equal to such deficiency. In the event that the Minimum Net Deficiency exceeds $(180,000.00), then, within fifteen days of delivery of the Closing Balance Sheet, Sellers shall pay Purchaser an amount equal to such excess.
     1.5 Transfer Taxes. Any transfer, recording or similar taxes due as a result of the transactions provided for herein shall be paid by Purchaser.
     1.6 Employment of Majority Shareholder. Effective as of the Closing, the Company shall employ Majority Shareholder in an executive capacity on terms and conditions satisfactory to each pursuant to a Majority Shareholder Employment Agreement, in the form of Exhibit A hereto, executed simultaneously herewith.
     1.7 Election of Majority Shareholder to Board of Directors. For so long as Majority Shareholder is employed by the Company under the Majority Shareholder Employment Agreement or any successor agreement, Purchaser shall ensure that Majority Shareholder holds a seat on the Company’s board of directors.

ARTICLE II
CLOSING
     2.1 Closing; Closing Date. The closing (the “Closing”) of the purchase and sale of the Assets under this Agreement shall occur simultaneously with the execution of this Agreement on September 10, 2008. The date on which the Closing occurs is referred to herein as the “Closing Date”.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Majority Shareholder. The Majority Shareholder represents and warrants to Purchaser (and hereby acknowledges that Purchaser is relying on such representations and warranties in connection with the purchase of the Company Shares) that, as of the date of the Closing:
          (a) Organization, Qualification and Corporate Power of the Company. The Company is a corporation validly existing and in good standing under the laws of the State of New York. The Company does not have any subsidiaries and does not own any shares of capital stock or other securities of any other Person (as hereinafter defined). The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
          (b) Authorization. Each Seller has full power to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which he or she is or will be a party and to perform his or her obligations hereunder and thereunder.
          (c) No Breach or Conflict.
                    (i) Except as provided in Schedule 3.1(c) hereto, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments executed and delivered by Sellers in connection herewith, the performance of Sellers’ obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby do not and will not (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Company’s Certificate of Incorporation or Bylaws, (b) conflict with, violate or result in any breach of, or constitute a default (or constitute an event or circumstance that with notice or lapse of time, or both, would result in a default) or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit under, or create any mortgage, lien, pledge, security interest, charge, claim, restriction or encumbrance of any nature whatsoever (“Liens”) (other than the Liens disclosed in Schedule 3.1(g) hereto (the “Permitted Liens”)) pursuant to, any of the terms, conditions or provisions of (x) any agreement to which the Company is a party or by which the Company or any of its assets may be bound, or (y) any statute, ordinance, law, common law, rule, regulation, permit, order, code, writ, judgment, award, injunction or decree of the United States, or any state, territory, county, city, municipality, province or any subdivision thereof, or any foreign jurisdiction, or any court, arbitral body or arbitrator (whether formal or informal), administrative or regulatory agency or unit or commission thereof, in each case applicable to the Company or by which any of its assets may be bound (a “Requirement of Law;” any such court, arbitral body or arbitrator, administrative or regulatory agency or unit or commission being a “Governmental Entity”), or (z) require any filing, declaration or registration with, or permit, consent, approval, waiver, clearance, order or authorization of, or the giving of any notice to, any Governmental Entity or other Person (including, without limitation, under the WARN Act, or any state statute of similar import). For purposes of this Agreement, “Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or Governmental Entity (or any department, agency or political subdivision thereof).
                    (ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Sellers will (i) violate any Requirement of Law or other restriction of any Governmental Entity to which Sellers are subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any commitment to which Sellers are a party or by which they are bound or to which any of their assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to any Company Shares or (iv) result in the suspension, revocation, impairment, withdrawal, forfeiture (for dormancy or otherwise) or non-renewal of any material permit, license or authorization related to the Business. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other third party in order to consummate the transactions contemplated by this Agreement.
          (d) Third-Party Consents. Each Person whose consent to the execution, delivery or performance of this Agreement by Sellers is legally or contractually required is identified on Schedule 3.1(d) hereto (the “Third-Party Consents”).
          (e) Enforceability. This Agreement has been and each and every agreement and instrument contemplated hereby to which Sellers are or will be a party will be, duly executed and delivered by Sellers and constitutes, and will constitute, a valid and binding obligation of Sellers enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by the principles of equity.
          (f) Fees and Utilities. Except for the Workers’ Compensation Claim, the Company has paid in full any and all license fees, copyright fees, business permit costs, unemployment and worker’s compensation insurance contributions and utility bills related to the Business that were required to be paid on or prior to the date hereof.
          (g) Property. Except with respect to liens arising in connection with the Permitted Liens, the Company has good, valid and marketable title to and owns all its assets, free and clear of all Liens. Except for the Permitted Liens, all of the assets that are not owned by the Company are leased or licensed pursuant to valid and existing leases or license agreements and such interests are not subject to any Liens. The Company’s tangible assets are in good operating condition and repair, subject to ordinary wear and tear. The Company’s assets are sufficient to conduct the Business as it is currently conducted by the Company, and include all of the assets used in or relating to the Business.
          (h) Capital Stock Ownership. The authorized capital stock of the Company consists of 51 Company Shares, all of which are outstanding. All of the outstanding Company Shares are held of record by the Seller as set forth in Schedule 3.1(h) hereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.
          (i) Company Shares. Sellers hold of record and own beneficially the number of Company Shares set forth in Schedule 3.1(h), free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws), Taxes, Liens, options, warrants, purchase rights, Commitments, equities, claims, and demands. Sellers are not a party to any option, warrant, purchase right, or other commitment (other than this Agreement) that could require them to sell, transfer or otherwise dispose of any capital stock of the Company. Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.
          (j) Financial Statements. Attached as Exhibit 3.1(j) hereto is an unaudited balance sheet of the Company as at July 31, 2008 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flows for the eight (8) months then ended, including the notes thereto (collectively, the “Financial Statements”).
               (1) The Financial Statements have been prepared from the books and records of the Company and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods set forth therein, all in accordance with GAAP throughout the periods covered thereby, except as otherwise noted therein, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be significant) and the absence of notes (that, if presented, would not differ materially from those included in the balance sheet of the Company as at December 31, 2007).

               (2) Except as set forth in Schedule 3.1(j), there are no differences between the Financial Statements and the financial records maintained and accounting methods applied by the Company for Tax purposes.
               (3) The Company’s books and records are complete and correct in all material respects and have been maintained in accordance with good business practice.
               (4) Sellers do not know of any basis for the assertion against the Company of any liability or loss contingency, except as set forth in Schedule 3.1(j) or in the Financial Statements.
          (k) No Material Adverse Change. Since January 1, 2008, the Company has operated the Business in the ordinary course of business. Since January 1, 2008, there has not been: (i) any material adverse change in the assets, liabilities, operations, business, prospects, financial condition or results of operations of the Business, or (ii) any material damage, destruction, loss or casualty to any property or assets of the Company used in connection with the Business, whether or not covered by insurance. Since January 1, 2008, the Company has not incurred any fees or expenses or removed any assets or incurred any liabilities related to the Business except in the ordinary course of business. For the purposes of this Section 3.1(j), a “material adverse change” is any change that is materially adverse to the assets, business, financial condition, results of operations or prospects of the Company, taken as a whole, or has had a material adverse effect on the ability of the Sellers to perform their obligations hereunder, except for changes arising from or relating to: (i) general business, industry or economic conditions; (ii) local, regional, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP; (e) changes in Requirements of Law; (f) the taking of any action contemplated by this Agreement; (g) the announcement of the transactions contemplated by this Agreement; or (h) any actions or omissions by the Purchaser or any of its Affiliates.
          (l) Tax Matters. Except as set forth on Schedule 3.1(l) hereto, the Company has (a) timely filed in accordance with all applicable Requirements of Law (taking into account valid extensions) all Returns required to be filed by it, (b) paid all Taxes shown to have become due pursuant to such Returns, and (c) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are or may become otherwise due or payable. All Returns filed by the Company with respect to Taxes were true and complete in all material respects as of the date on which they were filed or as subsequently amended as of the date of amendment. Prior to the date hereof, the Company has provided to Buyer copies of all revenue agent’s reports and other written assertions of deficiencies or other liabilities for Taxes of the Company with respect to past periods. All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted. There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to the Company which remain in effect. There are no Tax rulings, requests for rulings, transfer pricing agreements, closing agreements or similar agreements relating to the Company. There are no pending examinations of the Company’s Tax Returns, and other than any examination set forth on Schedule 3.1(l) there have been no such examinations. The Company is not a party to, nor is it bound by, any Tax allocation or Tax sharing agreement or arrangement and has no current contractual or legal obligation (actual or potential) to indemnify any other Person with respect to Taxes (including as a result of being part of the same consolidated, combined or affiliated group). No taxing authority in a jurisdiction where the Company or any shareholder of the Company does not file Returns has made a claim, assertion or threat that the Company is or may be subject to taxation by such jurisdiction. Any adjustment of Taxes of the Company made by the Internal Revenue Service (“IRS”) in any examination which is required to be reported to the appropriate state authorities has been reported, and any additional Taxes due with respect thereto have been paid. For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean any liability for any federal, state, county, local, foreign or other income, excise, sales, withholding, value-added, capital stock, transfer, use, gross receipts, franchise, employment, payroll related, property or any other tax of any sort, including interest, penalties and additions to tax thereon and obligations under any tax sharing, tax allocation or similar agreement to which the Company or any Seller is a party attributable to any period ending on or before the Closing Date relating to the Company or any Seller’s income, assets and operations, including the Business and its assets, or arising out of the transactions contemplated by this Agreement and (ii)

“Returns” means any report, return, statement, claim, estimate, declaration, notice, form or other information supplied or required to be supplied to a taxing authority in connection with Taxes.
          (m) Compliance with Laws. Except as disclosed on Schedule 3.1(m) hereto, the Company is in compliance with, and since January 1, 2002, has conducted and is conducting the Business and using its assets in compliance with, all Requirements of Law, and the Company has not received, at any time since January 1, 2002, any notice that it is in breach of any thereof. No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of any Requirement of Law. The Company is not subject to any Requirement of Law or, to the best knowledge of Sellers, any proposed Requirement of Law, which individually or in the aggregate has had or could have an adverse effect on the Business or the Company’s assets or on Purchaser’s ability to acquire any property or conduct the Business in substantially the same manner as it is currently conducted by the Company. Except as disclosed on Schedule 3.1(m), the Company has not had any disputes with, and to the best knowledge of Sellers, has not been subject to any investigation by, any Governmental Entity.
          (n) Litigation. Except as set forth in Schedule 3.1(n) hereto, there is no claim, action, suit, proceeding, inquiry or investigation (a “Claim”) pending or, to the knowledge of Sellers, threatened, by or against the Company or any Seller, or any affiliate, director, officer, key employee or sales representative of the Company, or with respect to the Business or the transactions contemplated hereby, whether at law or in equity or before or by any Governmental Entity, which could have an adverse affect on the Company, the Business, or the Company’s assets, and, to the knowledge of Sellers, there is no valid basis for any such Claim.
          (o) Clients. Schedule 3.1(o) hereto sets forth by dollar volume for each of the two calendar years ending on December 31, 2007, and December 31, 2006, the ten (10) largest clients or customers of the Company (“Clients”) of the Company in connection with the Business. Except as specifically identified on Schedule 3.1(o), no single Client is of material importance to the Business. To the knowledge of Sellers, the relationship between the Company and each of its Clients is a good commercial working relationship. Except as disclosed on Schedule 3.1(o), since July 31, 2007, no Client of the Company has: (i) terminated, or threatened in writing to terminate, its relationship with the Company; or (ii) materially decreased, or threatened to materially decrease, its usage of the Company’s services. To the knowledge of Sellers, the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Company with any such Client. True and correct copies of all Client lists of the Company have been delivered to Purchaser.
          (p) Operations of the Business. Except as set forth on Schedule 3.1(p) hereto, from the date of the Interim Balance Sheet through the date hereof the Company, in connection with the Business, has not:
               (1) canceled or compromised any claims, or waived any other rights, or sold, transferred, abandoned or otherwise disposed of any assets or properties of the Business, other than in the ordinary course of business;
               (2) made, or agreed to make any change in: (i) its accounting methods or practices; or (ii) its depreciation or amortization policies or rates;
               (3) materially changed, or agreed to materially change, any of its business policies or practices that relate to the Business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, budget policies or practices;
               (4) entered into, or agreed to enter into, any lease (whether as lessor or lessee) on behalf of the Business, except in the ordinary course of business;
               (5) granted or suffered, or agreed to grant or suffer, any Lien on any of the assets or properties of the Business being sold hereunder or incurred any indebtedness for borrowed money (except for the Permitted Liens);
               (6) entered into or amended, or agreed to enter into or amend, any contract or other agreement pursuant to which the Company has agreed either: (i) to indemnify any party on behalf of the Business; (ii) to refrain from competing with any party with respect to the Business;

               (7) sold, transferred or otherwise disposed of, permitted to lapse, or disclosed to any Person, any material Intellectual Property, except for disclosures in the ordinary course of business consistent with past practices and in furtherance of the interests of the Business;
               (8) incurred or assumed, or agreed to incur or assume, any liability (whether or not currently due and payable) relating to the Business or any of its assets except in the ordinary course of business;
               (9) entered into or amended, or agreed to enter into or amend, any material contract related to the Business (for purposes of this clause (9), a “material” contract is a contract providing for payments to or from the Company of at least $10,000 in the aggregate in any 12-month period) other than in the ordinary course of business; or
               (10) agreed in writing or otherwise to take any actions described in this Section 3.1(p).
          (q) Insurance.
               (1) No Seller has received, or been informed by a third party of the receipt by it of, any notice from any insurance carrier or organization: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or (ii) informing Seller that any coverage will or may not be available in the future on substantially the same terms as now in effect. To the knowledge of Sellers, there is no basis for the issuance of any such notice or the taking of any such action.
               (2) Schedule 3.1(q) hereto contains a complete list of all of the Company’s policies of insurance currently in effect, including the effective date and expiration date thereof.
               (3) Schedule 3.1(q) sets forth in respect of the Company, by year, for the current policy year and each of the three (3) preceding policy years: (A) a summary of the loss experience under each policy of insurance; (B) a statement describing each claim under a policy of insurance for an amount in excess of five thousand dollars ($5,000), which sets forth: (i) the name of the claimant; (ii) a description of the policy by insurer, type of insurance and period of coverage; and (iii) the amount and a brief description of the claim; and (C) a statement describing the loss experience for all claims in excess of $5,000 that were self-insured, including the number and aggregate cost of such claims.
          (r) Client Contracts. Schedule 3.1(r) hereto sets forth a complete list of all of the Company’s contracts, engagement letters and other arrangements with Clients (“Client Contracts”). Sellers have provided Purchaser with a complete copy of each Client Contract and each Client Contract is (and immediately after the Closing will be) in full force and effect and valid, binding and enforceable in accordance with its terms against the Company and, to the Sellers’ knowledge, any other parties thereto. The Company has and, to the knowledge of the Sellers, all other parties to each of the Client Contracts have, performed all obligations required to be performed to date under the Client Contracts in all material respects, and neither the Company nor any such other party is in material default or arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a material breach or default thereunder. The Client Contracts do not include any obligations to Clients that have not been incurred in the ordinary course of the Company’s business.
          (s) Intellectual Property.
               (1) Except as set forth Schedule 3.1(s) hereto, there are no: (i) patents, registered trademarks, registered copyrights, websites or domain names owned or ordinarily used in connection with the Business; or, with the exception of “click-wrap,” “shrink-wrap” or similar licenses with respect to factory pre-installed or “off-the-shelf” computer software, (ii) patents, trademarks, copyrights, technology or processes used in connection with the Business pursuant to a license or other right granted by a third party. The Intellectual Property constitutes all of the intellectual property which is necessary, or used, to operate the Business.

               (2) No Claims are pending or, to the knowledge of Sellers, threatened, questioning the validity of any of the Intellectual Property or asserting that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any intellectual property of such Person. To the knowledge of Sellers, no Person is infringing the rights of the Company with respect to any Intellectual Property.
               (3) All of the Intellectual Property owned by the Company is owned solely by the Company, free and clear of all Liens (except for the Permitted Lien), and all Intellectual Property that is licensed or otherwise used by the Company is licensed pursuant to license agreements that, to the knowledge of Sellers, are valid and in full force and effect.
               (4) To the knowledge of Sellers, and subject to the consent of any third party required under any license agreement or similar Contract, the consummation of the transactions contemplated by this Agreement will not result in the Purchaser’s inability to use the Intellectual Property following the Closing.
               (5) For purposes of this Agreement, “Intellectual Property” shall mean registered or unregistered names, domain names, websites, telephone numbers, trademarks, patents, patents pending, trade or brand names, service marks, copyrights (including, applications for, rights to acquire and other rights with respect to patents, patents pending, trademarks, trade names, service marks and copyrights), designs, licenses, franchises, data, know-how, trade secrets, formulae, technology, processes, inventions, technology, statutory names, marketing and management know-how, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof, including, without limitation, the tradename “Interactive Therapy Group,” the items described in Schedule 3.1(s), and/or all other intellectual property, whether registered or unregistered, owned or licensed or ordinarily used by the Company in respect of the Business (together with all drawings, plans, specifications and other documents relating thereto).
          (t) Environmental Matters. The Company is, and at all times has been, in compliance with all Requirements of Law relating to the environment or public health or safety (an “Environmental Law”). The Company does not have any liability under any Environmental Law with respect to the real property leased by it, or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest. There are no Hazardous Materials (as defined below) present on or in the environment at the real property owned or leased by the Company. No notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of the Company have been received by Sellers. For the purposes of this Section 3.1(t), “Hazardous Materials” means any substance, material or waste which is regulated by any governmental authority, including any waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, radon and urea formaldehyde, radioactive materials, polychlorinated biphenyls, mold, mildew and fungus.
          (u) Equipment. Schedule 3.1(u) hereto includes a complete list of all Equipment owned or leased by the Company with an initial, undepreciated value of at least $500. Copies of all leases under which the Equipment are being leased by the Company (the “Equipment Leases”) have been provided by Sellers to Purchaser. All payments required to be paid by the Company pursuant to each Equipment Lease have been paid when due and the Company is not otherwise in default in meeting its obligations thereunder. To the knowledge of Sellers, the lessor under each Equipment Lease is not in default in meeting its obligations thereunder.
          (v) Premises. Sellers have made available to Purchaser a copy of each real property lease to which the Company is a party (“Leases”). All payments required to be paid by the Company pursuant to each Lease have been paid when due and the Company is not otherwise in default in meeting its obligations thereunder. To the knowledge of Sellers, the landlord under each Lease is not in default in meeting any of its obligations under each such Lease. The premises covered by the Leases are the only premises used by the Company in connection with the Business.
          (w) Employees. Schedule 3.1(w) hereto sets out a complete list of all employees (including any employees on pregnancy or parental leave or short-term disability leave) of the Company (collectively, the “Employees”), along with the following information related to each, as applicable: (i) salary (including any written or oral understanding or arrangement regarding compensation); (ii) current bonus compensation arrangement; (iii)

deferred compensation arrangement; (iv) profit sharing; (v) pension; (vi) retirement; (vii) stock option; (viii) stock purchase; (ix) hospitalization insurance; and (x) other plans or arrangements providing benefits to such Employee. The Company is not a party to, or otherwise bound by, any labor or collective bargaining agreement and, to the best knowledge of Sellers, there are no current or threatened attempts to organize or establish any labor union or association or employee association. There are no Claims pending or, to the best knowledge of Sellers, threatened, against the Company under any Requirement of Law relating to employment, including Claims involving wages, hours, human rights, withholding, or the payment of unemployment insurance or taxes. Sellers have furnished to Purchaser a true and correct copy of each written employment agreement (as amended to date) with an Employee.
          (x) Benefit Plans. Schedule 3.1(x) hereto sets forth a true and complete list of each “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Section 3(3)), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation, medical or other welfare, disability, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or independent contractor of the Company, or the beneficiaries or dependents of any such individual, or (ii) under which the Company may have or could have any outstanding liability (“Employee Benefit Plan”). “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code”).
               (1) Each Employee Benefit Plan has been established, operated and administered in all respects in accordance with its terms, and each such Employee Benefit Plan is in compliance with all applicable laws. All contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid by the Company and its ERISA Affiliates to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by any such Employee Benefit Plan, trust, contract or arrangement, or applicable Requirement of Law. All contributions and premiums for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or have been accrued in accordance with past practice and custom.
          (y) A/R and Work-in-Progress. All A/R and unbilled work-in-progress related to the Business have been bona fide created in the ordinary course of business and the provision for doubtful accounts established in connection therewith is reasonable. Except as set forth in Schedule 3.1(y) hereto, none of such A/R have been extended, re-billed or rolled over in order to make them current nor are any of the A/R subject to valid setoffs or counterclaims.
          (z) Improper Payments. Neither the Company nor any Seller nor any of its directors, officers, agents, employees or other Persons acting on its behalf, has directly or indirectly made or received any illegal or improper payments to or from, or directly or indirectly provided any illegal or improper benefit or inducement for, any governmental official (whether domestic or foreign), supplier, client or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the Business.
          (aa) Certain Claims. There is no pending Claim that has been commenced against the Company or any Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Sellers, no such Claim has been threatened.
          (bb) Directors and Officers. Schedule 3.1(bb) hereto lists the directors and officers of the Company as of the date hereof. Except as set forth on Schedule 3.1(bb), there are no outstanding powers of attorney executed on behalf of the Company.
          (cc) Material Commitments. Schedule 3.1(cc) hereto sets forth a complete list of all of the material commitments to which the Company is a party and/or to which the Company or the Business may be bound or subject (“Material Commitments”) other than commitments which arise in the ordinary course of business. Sellers have provided Purchaser with a complete copy of each Material Commitment, and (i) each Material Commitment is (and immediately after the Closing will be) in full force and effect and valid, binding and enforceable in accordance with its terms against the Company, and to the Sellers’ knowledge, any other parties thereto, (ii) neither the Company nor the other parties to any Material Commitment is, to Sellers’ knowledge, in material default under any Material Commitment (beyond any applicable notice and cure period), and (iii) to the Sellers’ knowledge, no condition exists which, with the passage of time or the giving of notice, or both, will become a material default under any Material Commitment.
          (dd) Outstanding Indebtedness. Except as set forth in Schedule 3.1(dd) hereto immediately prior to the Closing, the Company has no indebtedness for borrowed money.
          (ee) Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.
     3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers (and hereby acknowledges that Sellers are relying on such representations and warranties in connection with the sale of the Company Shares) that, as of the Closing:
          (a) Organization. Purchaser is a corporation organized, validly existing, and in good standing under the laws of the state of New York. Purchaser is qualified to do business in all jurisdictions where the conduct of its business requires it to be so qualified.
          (b) Authorization. Purchaser has full corporate power to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which Purchaser is or will be a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance hereof and thereof and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.
          (c) No Breach or Conflict. Except as set forth on Schedule 3.2(c) hereto, neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions by Purchaser (a) violates any provision of Purchaser’s Certificate of Incorporation, Bylaws or other governing instruments; (b) requires the approval or consent of any Governmental Entity or of any other Person, or (c) conflicts with or results in any breach or violation of, results in a material modification of the effect of, otherwise causes the termination of or gives any other contracting party the right to terminate, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement, certificate of incorporation, bylaw, judgment, decree, or Requirement of Law applicable to Purchaser.
          (d) Third-Party Consents. Each Person whose consent to the execution, delivery or performance of this Agreement by Purchaser is legally or contractually required is identified on Schedule 3.2(d) hereto (the “Purchaser Third-Party Consents”).
          (e) Certain Claims. There is no pending Claim that has been commenced against Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Purchaser, no such Claim has been threatened.
          (f) Enforceability. This Agreement has been and each and every agreement and instrument contemplated hereby to which Purchaser is or will be a party will be, duly executed and delivered by Purchaser and constitutes, and will constitute, a valid and binding obligation of Purchaser enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by the principles of equity.
     3.3 “Knowledge” Defined. For purposes of this Agreement, whenever any statement in this Agreement is made by a Person “to the knowledge” of such Person, or words of similar intent or effect: (i) an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (1) such individual is actually aware of such fact or other matter, (2) such individual received written notice of such fact or other matter, or (3) a prudent individual could be expected to have discovered or otherwise become aware of such fact or other matter in the normal course of performing his or her duties; and (ii) a Person (other than an individual) shall be deemed to have “knowledge” of a particular fact or other matter if: (1) any individual who is serving as a director, executive officer, general partner, trustee or similar capacity of such Person has knowledge of such fact or other matter, (2) such Person received written notice of such fact or other matter, or (3) a prudent individual in any such position could be expected to have discovered or otherwise become aware of such fact or other matter in the normal course of performing his or her duties.
ARTICLE IV
COVENANTS OF THE PARTIES
     Except and to the extent agreed otherwise in writing, Sellers, jointly and severally, and Purchaser covenant and agree as follows:
     4.1 Access. Sellers shall, for a period of six (6) years from the Closing Date, (i) have access to, and the right to copy, at their expense, for bona fide business purposes and during usual business hours upon reasonable prior written notice to Purchaser, all books and records relating to the operation of the Business prior to the Closing; and (ii) have access to employees of the Company for bona fide purposes in connection with any pending claim, litigation or proceeding, the facts of which the employee may have knowledge during usual business hours upon reasonable prior notice to Purchaser. Purchaser shall retain and preserve all such books and records for such six (6) year period.
     4.2 Expenses. Except to the extent otherwise expressly provided in this Agreement, the parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, charges, disbursements and expenses of agents, representatives, counsel and accountants.
     4.3 Post-Closing Third Party Consents and Governmental Permits and Approvals. Seller shall use commercially reasonable best efforts to obtain necessary third-party consents and governmental permits and approvals to the transactions contemplated by this Agreement prior to the Closing; however, the parties agree that it will be impossible for Seller to obtain all such consents, permits and approvals by such time and that Seller’s obtaining such consents, permits and approvals shall not be a condition precedent to Purchaser’s performance of its obligations hereunder. As such, following the Closing, the parties shall cooperate in good faith to obtain all necessary consents, permits and approvals not obtained prior to the Closing.
     4.4 Privacy of Education Records. Seller and Purchaser shall, at all times, comply with the applicable provisions of the Family Educational Rights and Privacy Act, 20 U.S.C. § 1232g, as amended, the Individuals with Disabilities Education Act, 20 U.S.C. § 1400 et seq., as amended, and all applicable regulations promulgated thereunder, in connection with the transfer, maintenance, use and disclosure of any “education records” or other confidential student or patient information included in the Company’s assets.
     4.5 Further Assurances. Sellers and Purchaser will at any time after closing execute any and all such further assurances as the other party may reasonably request in order to carry out the transactions contemplated hereunder.
     4.6 Tax Provisions.
          (a) Sellers shall be responsible for the preparation of the Company’s federal and state Tax Returns for the taxable years which end on or prior to the Closing Date and such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company. Sellers shall provide Purchaser with an opportunity to review and comment on such Tax Returns at least ten (10) Business Days prior to the date that such Returns are due to be filed (taking into account extensions of the due date thereof). Any Company Tax due with respect to such Tax Returns or, in the case of any Tax Returns for taxable years which include the Closing Date, the portions of such Tax relating to pre-Closing Tax periods (including in each case payments of estimated Tax) shall, to the extent not accrued by the Company (the amount accrued by the Company shall be paid by the Company) be paid by Sellers to the Company on the later of two (2) days before the first date on which such Tax becomes due and payable without interest or penalties or two (2) days after Purchaser’s request for such payment, and upon receipt by the Company shall be promptly paid over by the Company to the relevant taxing authority. If the amount due pursuant to the immediately preceding sentence is not paid by Sellers by the due date specified therein, the same shall carry interest, without duplication of interest included in the definition of Taxes, from (and including) such due date to (but not including) the date of payment at an annual rate of interest equal to the reference or “prime” rate from time to time of JPMorgan Chase Bank.
          (b) The Majority Shareholder shall indemnify and hold harmless, without duplication, Purchaser and the Company (collectively, the “Tax Indemnified Parties”) from and against any and all Liabilities and Losses of the Company or Purchaser based upon, resulting from or arising out of Company Taxes arising (or deemed to arise) with respect to pre-Closing Tax periods. In the case of any Tax relating to a taxable period of the Company that includes but does not end on the Closing Date, the portion of such Tax relating to the portion of such taxable period which ends on the Closing Date shall be computed for purposes of clause (a) of this Section 4.6 in a manner which is consistent with the same computation undertaken for purposes of the preparation of the Financial Statements.
          (c) After the Closing Date, Sellers shall make reasonably available to Purchaser, and Purchaser shall make reasonably available to Sellers, all information, records or documents within their possession or control relating to Tax Liabilities or potential Tax Liabilities of the Company with respect to pre-Closing Tax periods, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Sellers shall afford Purchaser, and Purchaser shall afford Sellers, the right to take extracts therefrom and to make copies thereof to the extent reasonably necessary to permit Purchaser or Sellers to prepare Returns, to conduct negotiations with tax authorities, and to implement the provisions of, and to investigate any claims between the Parties arising under this Agreement. Sellers and Purchaser shall also cooperate, in all other respects, with each other as is reasonably necessary for Purchaser or Seller to prepare such Returns, conduct any such negotiations, and investigate any such claims referred to herein.
          (d) As between Purchaser and Sellers, Purchaser shall to the maximum extent possible pay, and shall file all necessary Returns and other documentation with respect to, all transfer (excluding transfer gains), documentary, sales, use, stamp, registration and other such Taxes (including any penalties, interest, additions to tax, and costs and expenses relating to such Taxes) incurred in connection with the consummation of the transactions contemplated by this Agreement. If Sellers are required by applicable Law to pay such Taxes and/or file such Returns, Purchaser shall prepare such Returns and/or pay Seller at Closing or promptly thereafter any amounts Sellers are obligated to pay (as applicable). Sellers shall cooperate with Purchaser in the preparation of all such Returns, and, if required by applicable Law, Sellers will join in the execution of any such Returns and other documentation.
          (e) A. Subject to the provisions of this subsection (e) of this Section 4.6, Sellers shall have the right, at their own expense, to control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes of the Company for any Tax period ending on or before the Closing Date and shall have the right to settle or contest in their discretion any such audit, contest, claim, proceeding or inquiry; provided, however, that (i) Sellers shall not have the right to control, settle or contest any such proceeding unless it first acknowledges in writing its obligation to fully indemnify the Tax Indemnified Parties for the Taxes payable by the Company at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without Purchaser’s prior written consent, which shall not be unreasonably withheld, if such settlement or disposition reasonably could be expected to affect the Company’s liability for Tax in any taxable period or portion of a taxable period ending after the Closing Date and (iii) Purchaser shall have the right to attend and participate in, at its own expense, any such proceeding controlled by Seller pursuant to this Section 4.6(e) only if such proceedings reasonably could be expected to affect the Company’s liability for Taxes (it being understood that Purchaser shall not unreasonably withhold its consent if Sellers request that certain limited meetings with agents of a taxing authority be held without Purchaser’s representative in attendance, provided that Purchaser is kept fully informed with respect to any such meeting).
          B. The Company shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable period ending after the Closing Date (including a taxable period that straddles the Closing Date), and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other Party. Sellers shall have no liability for Purchaser’s or the Company’s Taxes with respect to any period after the Closing Date.
          (f) The Company shall promptly pay over to Sellers any refunds of Income Tax actually received in cash with respect to Pre-Closing Tax Periods, net of any Income Tax imposed on and actually paid by the Company as the result of the receipt of such Tax refunds.
          (g) Notwithstanding anything that may be to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to the Taxes of Sellers, other than information relating solely to the Company.
     4.7 Section 338(h)(10) Election. Sellers and Purchaser shall join in making an election under Section 338(h)10) of the Internal Revenue Code of 1986, as amended, (and any corresponding elections under state or local tax law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Company Shares. Sellers agree to sign and deliver a Form 8023 (“Form 8023”) to Purchaser at Closing so that Purchaser may file such Form with the IRS to make the Section 338(h)(10) Election.
ARTICLE V
DELIVERIES AT CLOSING
     5.1 Sellers’ Deliveries at Closing. At Closing, Sellers shall deliver or cause to be delivered the following to Purchaser:
          (a) Stock Certificates. Stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed stock powers.
          (b) Secretary’s Certificate. A certificate executed on behalf of Seller by the Secretary of Seller authenticating Seller’s Certificate of Incorporation, as amended, and By-Laws.
          (c) Escrow Agreement. The Escrow Agreement, duly executed by Sellers.
          (d) Consents, Permits, etc. All third-party consents and governmental permits and approvals obtained by Sellers prior to the Closing.
          (e) Majority Shareholder Employment Agreement. The Majority Shareholder Employment Agreement, executed by Majority Shareholder.
          (f) Resignations. Resignations of all officers and directors of the Company.
          (g) Form 8023. The Form 8023 duly signed by Sellers.
          (h) Good Standing Certificate. A certificate of Good Standing as to the Company issued by the Secretary of State of the State of New York.
     5.2 Purchaser’s Deliveries at Closing. At Closing, Purchaser shall deliver the following to Seller:
          (a) Purchase Price. In connection with the payment of the Purchase Price in accordance with Section 1.2 hereof:
               (1) $428,529.42 to the Majority Shareholder by wire transfer to an account specified in writing by the Majority Shareholder;
               (2) $18,235.29 to K. Torrens by wire transfer to an account specified in writing by K. Torrens; and
               (3) $18,235.29 to C. Torrens by wire transfer to an account specified in writing by C. Torrens.
          (b) Escrow Agreement. The Escrow Agreement, duly executed by Purchaser.

          (c) Secretary’s Certificate. A certificate executed on behalf of Purchaser by the Secretary of Purchaser (i) authenticating Purchaser’s Restated Certificate of Incorporation and By-Laws; (ii) certifying as to resolutions of the Board of Directors of Purchaser authorizing the transactions contemplated by this Agreement; and (iii) concerning the incumbency of officers signing this Agreement and other documents related hereto.
     5.3 Company’s Delivery at Closing. At Closing, Sellers shall cause the Company to deliver the following to the Majority Shareholder and Purchaser:
          (a) Majority Shareholder Employment Agreement. The Majority Shareholder Employment Agreement, duly executed by the Company.
ARTICLE VI
RESTRICTIVE COVENANTS
     6.1 Non-competition. Sellers acknowledge that reasonable limits on their respective ability to engage in activities competitive with Purchaser and the Business are warranted to protect Purchaser’s investment in acquiring the Assets and the Business. Accordingly, each Seller covenants and agrees that, commencing on the Closing Date and ending on the fifth anniversary thereof, such Seller shall not engage in the Business or in any business that is in competition with the Business within the states of Connecticut or New York whether directly or indirectly, through any subsidiary, affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, advisor, agent or consultant of or to any Person; provided, however, that nothing herein shall prevent such Seller from investing as a less than one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Seller does not, directly or indirectly, exercise any operational or strategic control.
     6.2 Non-Solicitation. For a period of five (5) years after the Closing Date, each Seller covenants and agrees that such Seller will not, directly or indirectly, either for itself or for any Person (i) solicit any employee of the Business to terminate his or her employment with the Company or employ such individual during his or her employment with the Company and for a period of six (6) months after such individual terminates employment with the Company, or (ii) make any disparaging statements concerning the Company, the Business or its officers, directors, or employees, that could injure, impair or damage the relationships between the Company or the Business on the one hand and any of the employees, clients or suppliers of the Business, or any lessor, lessee, vendor, supplier, client, distributor, employee or other business associate of the Business.
     6.3 Non-Disclosure. Each Seller acknowledges that in connection with Seller’s ownership and operation of the Company, Seller has Confidential Information, and Seller agrees that, after Closing, Seller will not disclose to any Person any Confidential Information, except with the prior written consent of Purchaser. The term “Confidential Information” means any information which is proprietary or unique to the Business, including but not limited to trade secret information, matters of technical nature such as processes, devises, techniques, data and formulas, research subject and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, clients, suppliers, pricing policies, and any information concerning the marketing and other business affairs and methods of the Business which is not readily available to the public.
     6.4 Injunctive Relief. If the provisions of Sections 6.1 through 6.3 are violated in whole or in part, Purchaser shall be entitled upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller from such violation without prejudice as to any other remedies Purchaser may have at law or in equity.
ARTICLE VII
SURVIVAL
     7.1 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be continuing and shall survive until 12:01 a.m. EDT on the second anniversary of the Closing Date except that the Majority

Shareholder’s representations in Sections 3.1(l) and 3.1(t) shall survive the Closing until the expiration of the applicable statutes of limitations.
ARTICLE VIII
INDEMNIFICATION
     8.1 Obligation of the Majority Shareholder to Indemnify. The Majority Shareholder shall indemnify, defend and hold harmless Purchaser, its directors, officers, employees and successors and assigns and Purchaser’s past, present and future shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties, fines, amounts paid in settlements and reasonable attorneys’ and environmental and other licensed consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of:
          (a) During the period of survival of such representation or warranty, any inaccuracy in or any breach of any representation or warranty of the Majority Shareholder contained in this Agreement or any certificates or schedules delivered by the Majority Shareholder pursuant hereto;
          (b) The failure by Sellers to comply with any covenant of Sellers set forth herein or in any instrument or certificate delivered hereunder;
          (c) Any undisclosed liability or obligation, or claim against, the Company or any affiliate thereof;
          (d) Any Claim: (i) relating to the Business or any of its assets during any period prior to the Closing Date; or (ii) arising out of or relating to any facts or circumstances, or any acts or omissions regarding the operation of the Business or any of its assets, existing prior to the Closing Date whether or not such liability or obligation was known at the time of Closing, including, without limitation, the Workers’ Compensation Claim; or
          (e) Any A/R that is not collected in full within 240 days of the Closing.
     8.2 Obligations of Purchaser to Indemnify. Purchaser shall indemnify, defend and hold harmless Sellers and all of their respective heirs, successors and assigns from and against any Losses based upon, arising out of or otherwise in respect of:
          (a) During the period of survival of such representation or warranty, any inaccuracy in or any breach of any representation, warranty of Purchaser contained in this Agreement or any certificate delivered by Purchaser pursuant hereto;
          (b) The failure to comply with any covenant of Purchaser set forth herein or in any instrument or certificate delivered hereunder; or
          (c) Any Claim: (i) relating to the Business or any of its assets during any period on or after the Closing Date; or (ii) arising out of (1) any facts or circumstances of, or (2) any acts or omission regarding the operation of the Business or any of its assets, existing at or after the Closing Date.
     8.3 Limitation of Liability.
          (a) Limitation of Liability of the Majority Shareholder.
               (1) The Majority Shareholder shall not have any liability (for indemnification or otherwise) with respect to claims under Section 8.1 until the total amount of Losses with respect to such matters exceeds $25,000, but then for the entire amount of such Losses; provided, however, that this Section 8.3(a)(1) will not apply to claims under Sections 8.1(b) through 8.1(e) or to matters arising in respect of Section 9.3 or to any inaccuracy in or breach of any of the Majority Shareholder’s representations and warranties of which the Majority Shareholder had knowledge at any time prior to the date on which such representation and warranty is made.
               (2) Further, the Majority Shareholder shall not have any liability (for indemnification or otherwise) with respect to matters described in Section 8.1(a) to the extent that all Losses with respect to such matters exceed $750,000; provided, however, that this Section 8.3(a)(2) will not apply to matters arising under Sections 3.1(l) or 3.1(t) or any inaccuracy in or breach of any of the Majority Shareholder’s representations and warranties of which the Majority Shareholder had knowledge at any time prior to the date on which such representation and warranty is made.
          (b) Limitation of Liability of Purchaser.
               (1) Purchaser will have no liability (for indemnification or otherwise) with respect to claims under Section 8.2 until the total amount of Losses with respect to such matters exceeds $25,000, but then for the entire amount of such Losses; provided, however, that this Section 8.3(b)(1) will not apply to claims under Sections 8.2(b) through 8.2(c) or to matters arising in respect of Section 9.3 or to any inaccuracy in or breach of any of Purchaser’s representations and warranties of which the Purchaser had knowledge at any time prior to the date on which such representation and warranty is made.
               (2) Further, Purchaser will have no liability (for indemnification or otherwise) with respect to matters described in Section 8.2(a) to the extent that all Losses with respect to such matters exceed $750,000; provided, however, that this Section 8.3(b)(2) will not apply to any inaccuracy in or breach of any of Purchaser’s representations and warranties of which Purchaser had knowledge at any time prior to the date on which such representation and warranty is made.
     8.4 General Indemnification Provisions.
          (a) For the purposes of this Section 8.4, the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 8.1 or 8.2, as the case may be; the term “Indemnitor” shall refer to the Person or Persons having the obligation to indemnify pursuant to such provisions.
          (b) An Indemnitee shall promptly give the Indemnitor written notice (provided that the failure to promptly give notice shall relieve the Indemnitor of its indemnification obligations hereunder only to the extent, if any, that it is materially prejudiced thereby) of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. If an Indemnitee shall receive notice of any Claim of any third party that is subject to the indemnification provided for in this Article IX (“Third Party Claims”) the Indemnitee shall give the Indemnitor prompt written notice (“Notice”) of such Third Party Claim (provided that the failure to promptly give such Notice shall relieve the Indemnitor of its indemnification obligations hereunder only to the extent, if any, that it is materially prejudiced thereby). The Indemnitee shall permit the Indemnitor, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to the Indemnitee) if it gives written notice of its intention to do so to the Indemnitee within 20 days after its receipt of the Notice. After notice from the Indemnitor to the Indemnitee of the Indemnitor’s election to assume the defense of such Third-Party Claim, the Indemnitor will not, so long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation; provided, however, if the Indemnitee reasonably believes that counsel chosen by the Indemnitor would have a conflict of interest or if one or more defenses exist for the Indemnitee and not for the Indemnitor, the Indemnitee shall have the right, at the Indemnitor’s expense, to be represented by counsel of its own choosing in addition to counsel chosen by the Indemnitor. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event that the Indemnitor shall elect not to undertake such defense, or within a reasonable time after Notice of any such claim from the Indemnitee shall fail to defend, the Indemnitee (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (subject to the right of the Indemnitor to assume the defense of such claim at any reasonable time prior to settlement, compromise or final determination thereof). In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnitee. An Indemnitee may not settle or compromise a Third Party Claim without the prior written consent of the Indemnitor, provided that the Indemnitor has given the Indemnitee written notice that Indemnitor will fully indemnify the Indemnitee for such Third Party Claim.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Further Assurances. Purchaser on the one hand, and Sellers, on the other, shall from time to time at the request of the other and without further consideration execute and deliver to the other such additional instruments of conveyance, consents or other documents which shall be reasonably requested by the other to evidence more fully the transfer by Sellers of the Company Shares to Purchaser.
     9.2 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby, including, without limitation, announcements to clients, vendors and employees, shall be made only with the prior written consent of Purchaser and Sellers, not to be unreasonably withheld; provided that Purchaser may make such public disclosures as may be necessary or appropriate under applicable securities laws or listing agreements without seeking Sellers’ consent.
     9.3 Finder’s Fees. Each party represents to the others that there is no finder, broker, or similar Person entitled to a fee for the negotiation or execution of this Agreement or the consummation of the transactions contemplated by this Agreement retained on its behalf, except that Majority Shareholder has engaged The March Group Delaware, LLC (“March Group”) to provide to Majority Shareholder certain services in connection with the transactions contemplated by this Agreement and Sellers shall be solely responsible for the payment of any fees and expenses of March Group.
     9.4 Governing Law; Arbitration.
          (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its provisions concerning conflicts or choice of laws.
          (b) Any dispute or controversy arising under or in connection with this Agreement and the transactions contemplated thereby shall be resolved by confidential binding arbitration which shall be conducted before a panel of three (3) arbitrators in New York, New York, or at such other location as the parties involved may mutually agree upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Unless the parties involved agree otherwise, the panel of arbitrators will be selected by the AAA. The panel of arbitrators shall not have the authority to add to, detract from or modify any provision of this Agreement nor to award special, consequential or punitive damages to any injured party. A decision by a majority of the panel of arbitrators shall be final and binding and judgment may be entered on the award of the arbitrators by any court of competent jurisdiction. All fees and expenses of the arbitration proceeding, including the fees and expenses of the AAA and the panel of arbitrators, and the reasonable legal fees and expenses of the prevailing party, shall be borne by, and be the responsibility of, the non-prevailing party.
     9.5 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:
     If to Majority Shareholder to:
Mr. John Torrens
6368 East Seneca Turnpike
Jamesville, NY 13078

     If to K. Torrens to:
Kyle Palin Torrens
c/o John Torrens
6368 East Seneca Turnpike
Jamesville, NY 13078
     If to C. Torrens to:
Carlena Palin Torrens
c/o John Torrens
6368 East Seneca Turnpike
Jamesville, NY 13078
     in each case with a copy (which shall not constitute notice) to:
Sherrard & Roe, PLC
424 Church Street, Suite 2000
Nashville, TN 37219
Attn: Elizabeth E. Moore, Esq.
Facsimile: (615) 742-4539
     If to Purchaser to:
American Claims Evaluation, Inc.
One Jericho Plaza
Jericho, NY 11753
Attn: Gary Gelman
Fax: (516) 938-0405
     with a copy (which shall not constitute notice) to:
Siller Wilk LLP
675 Third Avenue
New York, NY 10017
Attn: Joel I. Frank, Esq.
Facsimile: (212) 752-6380
or to such other representative or at such other address of a party as such party may furnish to the other party in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon transmission by facsimile or other electronic transmission if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) on the fifth (5th) business day after it is mailed by registered or certified mail.
     9.6 Entire Agreement; Amendments. This Agreement (including the schedules and exhibits hereto) sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, agreements, terms sheets or understandings between them with respect to such matters. This Agreement may be modified only in writing signed by all the parties hereto.
     9.7 Counterparts. This Agreement may be executed and delivered by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     9.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their permitted successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may: (i) assign any or all of its rights and interests hereunder to one or more of its affiliates or subsidiaries; or (ii) designate one or more of its affiliates or subsidiaries to perform its obligations hereunder. Except as set forth in this

Agreement, nothing herein is intended to, nor shall it, create any rights in any Person other than the parties and their respective successors and assigns.
     9.9 Amendments; Waiver; Consents. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Purchaser and Sellers, and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach of such provision or be deemed to be or constitute a waiver of any other provision hereof. The failure by a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive it of the right thereafter to insist upon strict adherence to that provision of any other provision of this Agreement. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.
     9.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     9.11 Specific Performance. Sellers and Purchaser each acknowledge that Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms and therefore agree that Purchaser shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.
     9.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid, unenforceable or unreasonable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid, unenforceable or unreasonable to persons or circumstances other than those as to which it is held invalid, unenforceable or unreasonable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid, unenforceable or unreasonable shall be deemed limited or modified to the extent necessary to make it valid, enforceable and reasonable (including, without limitation, reformation as to the maximum time, geographic or business limitation) and in no event shall this Agreement be rendered void or unenforceable.
     9.13 Construction and References.
          (a) Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.
          (b) This Agreement shall not be construed for or against any party to this Agreement because that party or its legal representative drafted all or any part of this Agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER: AMERICAN CLAIMS EVALUATION, INC.
By:	/s/ Gary Gelman
Name:	Gary Gelman
Title:	President and Chief Executive Officer

MAJORITY SHAREHOLDER:
/s/ John Torrens
John Torrens

K. TORRENS
By:	/s/ John Torrens
John Torrens, as parent for a minor child

C. TORRENS
By:	/s/ John Torrens
John Torrens, as parent for a minor child